EXHIBIT 10.13


                              EXPLORATION AGREEMENT
                            WITH RIGHT TO ACQUIRE AN
                         INTEREST IN PROSPECTING LICENSE


      THIS EXPLORATION AGREEMENT WITH RIGHT TO ACQUIRE AN INTEREST IN PROSPECTING LICENSE (the " Agreement") is made and entered into the 4th day of June, 1999, by and between CYPRUS AMAX ZAMBIA CORPORATION, a Delaware corporation whose address is 9100 East Mineral Circle, Englewood, Colorado 80112 U.S.A. ("Cyprus"), and CASMYN CORP., a Colorado corporation whose address is 28720 Canwood Street, Suite 207, Agoura Hills, California 91301 USA ("Casmyn").

                                   WITNESSETH

      A. Casmyn, through its wholly-owned subsidiary CASMYN Mining (Zambia) Limited, was granted a certain Zambia Prospecting License No.1164, surface rights, and related property rights covering lands located in or near the Copper Belt Province in the Republic of Zambia.

      B. On 27 October, 1998, CASMYN Mining (Zambia) Limited filed a notice of abandonment in respect of the entire area covered by Prospecting License No.1164 in accordance with Section 49 of the Mines and Minerals Act (Chapter 213, Laws of Zambia, Revised Edition) (the "MMA"). Subsequently, CASMYN initiated procedures under Zambian law to wind up the business affairs of CASMYN Mining (Zambia) Limited.

      C. Cyprus applied for and expects to receive a Zambia Prospecting License, surface rights, and related property rights, as the same may be renewed and amended from time to time (the "License"), covering the identical area described in Prospecting License No.1164 held by CASMYN Mining (Zambia) Limited. When received by Cyprus, a true copy of the License, together with the transmittal letter, and together with all annexures thereto, shall be attached hereto as
Part I of Exhibit A. The License is expected to cover a particular area in Zambia known as the "Luswishi Dome Project" that is hereinafter fully described and defined as the "Property."

      D. Cyprus desires to carry out exploration and/or development work on the lands that are included in the Property so as to assess and evaluate the feasibility of carrying out mining operations.

      E. Subject to the terms and conditions of this Agreement, Cyprus shall so evaluate the Property and, if Cyprus is interested in conducting further exploration, development and other work upon the Property after

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Cyprus' expenditure of certain sums on or for the benefit of the Property,
Cyprus shall offer to Casmyn an undivided 15% interest in the Property.

      NOW, THEREFORE, for and in consideration of the mutual premises and covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby confessed and acknowledged, the parties hereto agree as follows:


                 ARTICLE I - SUBJECT MATTER OF THE AGREEMENT

      1.1   Parties.

            (a) Cyprus is a corporation, duly organized and in good standing under the laws of the State of Delaware, USA, and authorized to do business in Zambia.

            (b) Casmyn is a corporation duly organized and in good standing under the laws of the State of Colorado, USA, and authorized to do business in Zambia.

      1.2 The Property. The Property is hereby defined and comprised of all of Cyprus' right, title and interest in and to that certain License anticipated to be granted to Cyprus, situated in or near the Copper Belt province in Zambia, known as the Luswishi Dome Project, as more particularly described by coordinates and blacked out in the map attached hereto as Part II of Exhibit A (the "Property"), together with any rights, privileges, and easements thereto incident or appurtenant, any interest in the Property hereinafter acquired and any exploration, mining, water and surface rights thereto incident.

                    ARTICLE II - REPRESENTATIONS, WARRANTS
                            AND CONDITIONS PRECEDENT

      2.1   Representations and Warranties of Cyprus.

            (a) Cyprus is a corporation duly organized and in good standing under the laws of the State of Delaware, USA. Cyprus is authorized to conduct its activities as conducted to date, and as contemplated hereby, in Zambia. Cyprus has taken all corporate action necessary to authorize its execution and delivery of this Agreement.

            (b) Subject to all requirements of Zambian law, and subject further to the provisions of the License and the approval of any conveyance or transfer by Zambian authorities, upon receipt of the License, Cyprus shall have the requisite power, right and authority to convey to Casmyn the interests in the Property which are provided for by this Agreement.

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            (c) Except as specifically provided in Exhibit A and subject to any renewals and relinquishment requirements or other requirements of Zambian law and authorities, Cyprus, upon receipt of the License, shall own a one hundred percent interest in the License and the resulting interest in the Property .

      2.2 Representations, Warranties and Covenants of Casmyn.

             (a) Casmyn is a corporation duly organized and in good standing under the laws of the State of Colorado, USA, and is authorized to conduct business as contemplated hereby in Zambia. Casmyn has taken all corporate action necessary to authorize its execution and delivery of this Agreement.

             (b) Casmyn has delivered, or promptly upon execution of this Agreement shall deliver, to Cyprus all technical, geological, geophysical, geochemical, metallurgical, economic, and other data and information owned by Casmyn, or to which Casmyn has access, concerning the . Property.

             (c) Casmyn represents that: (i) the actions of its wholly-owned affiliate, Casmyn Mining (Zambia) Limited, in abandoning Prospecting License No.1164 constituted the free and voluntary actions of
Casmyn: Mining (Zambia) Limited on behalf of itself, Casmyn and their related and affiliated entities; (ii) such action was not the result of any act of or any coercion, influence or interference by Cyprus or Cyprus' affiliated and related entities, or by any third party; and (iii) Cyprus' application for and expected receipt of the License, anticipated to cover an area identical to the area subject to Prospecting License No.1164, was and is accomplished with the full knowledge, consent and assistance of, and without any objection whatsoever by, Casmyn, Casmyn Mining (Zambia) Limited, or any of their related and affiliated entities. Casmyn, on behalf of itself, Casmyn Mining (Zambia) Limited and their related and affiliated entities, hereby further covenants not to sue or bring any action or any arbitral, administrative or other proceeding against Cyprus or its affiliates and related entities, or the officers, directors-and employees of any of them: (iv) for any injury or damage sustained, alleged to have been sustained, or in the future alleged to be sustained by them due to or in anywise growing out of or connected directly or indirectly with the abandonment of Prospecting License No.1164 by Casmyn Mining (Zambia) Limited and the subsequent application for and receipt of the License by Cyprus; or (v) which in any manner challenges the validity of the License or Cyprus' rights and interests therein.

      2.3 Disclosures: Survival. Each of the parties represents and warrants that it is unaware of any material facts or circumstances that have not been disclosed in this Agreement, which should be disclosed to the other party in order to prevent the representations in this Article n from being

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materially misleading. The representations and warranties set forth above shall survive the execution and delivery of any documents of conveyance provided under this Agreement.

      2.4 Condition Precedent. Cyprus' investment in Zambia pursuant to this Agreement may be subject to the prior approval of agencies of the government of Zambia. Cyprus' obligations under this Agreement are specifically subject to the condition that Cyprus shall first receive any and all approvals necessary to authorize and perform its obligations and enjoy the benefits hereunder, including without limitation Cyprus' receipt of a License covering an area identical to that covered by Casmyn's former Prospecting License No.1164; provided, however, that Cyprus and Casmyn each shall exert reasonable endeavors to obtain the License and such approvals. Cyprus' obligations hereunder also are specifically subject to Cyprus' receipt, at or prior to execution of this Agreement, of a certified resolution of the Casmyn Board of Directors approving the terms and conditions set forth herein and authorizing the execution of this Agreement.


                          ARTICLE III - EXPLORATION AND
                         DEVELOPMENT RIGHTS AND RIGHT TO
                        ACQUIRE INTEREST IN THE PROPERTY

      3.1   Exploration and Development Rights.

            (a) From and after such time as the License applied for by Cyprus shall be granted (the "Effective Date"), Cyprus shall be the owner of the full and undivided interest in the Property, and Cyprus shall have the sole and exclusive right and privilege, during the term of this Agreement, of exploring for, developing, and evaluating the feasibility of mining, treating, shipping, and otherwise exploiting and disposing of any and all ores, metals, minerals and materials found in, on, or under the lands included within the Property, all subject to the terms of the License, applicable laws and the lawful requirements of Zambian authorities. Without limitation to the foregoing, but subject always to the terms of the License and applicable laws and the lawful requirements of Zambian authorities, Cyprus shall ,be entitled ,within the lands subject to the Property and during the period of this Agreement to drill or otherwise sink boreholes, to dig or otherwise sink prospecting, ventilating, development, access or inter link shafts or drives, to prospect by geophysical or soil analysis surveys, to remove from the lands subject to the Property and to use samples taken from the lands subject to the Property, including block samples or borehole

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cores or other material, as Cyprus may see fit for crushing, testing, assaying, milling or analyzing the mineral content thereof or the recoverability of such contents and to remove and dispose of top soil or overburden and excess water, rock or soil. Cyprus further shall be entitled to use any existing buildings or permanent improvements on the surface of the lands subject to the Property.

      (b) Cyprus shall have the sole and exclusive right and privilege to do any and all things permitted or authorized under the License and applicable laws and the lawful requirements of the Zambian government which Cyprus may deem necessary or desirable to accomplish any and all of the purposes and rights set forth in or contemplated by this Agreement. At all times during the term of this Agreement, Cyprus shall be solely responsible for, and shall have exclusive control over, all exploration, development, evaluation and other work on the Property.

      (c) Subject to applicable laws, Cyprus' rights to use the surface of the lands subject to the Property in the conduct of its exploration, development and evaluation work hereunder may be exercised by Cyprus in connection with other mineral rights in and under lands in the general vicinity of the lands subject to the Property which have been or are acquired by Cyprus from third parties, or which are otherwise controlled by Cyprus. Nothing set forth in this Section 3.1(c) or elsewhere in this Agreement shall give to Casmyn any right, title or interest in or to any surface or mineral rights owned or controlled by Cyprus in or under lands not subject to the Property.

      (d) All expenditures made by Cyprus in connection with the foregoing exploration, development and evaluation activities on the Property shall be made in such amounts and at such times as shall be in Cyprus' sole discretion. For the avoidance of doubt, Cyprus shall not be obligated to expend any minimum amount during any time period, and Cyprus alone shall determine whether it shall make such expenditures as may be necessary to maintain license in full force and effect.

      (e) If, at any time, Cyprus shall elect not to proceed further with its exploration, development and evaluation work hereunder, Cyprus may terminate this Agreement upon written notice to Casmyn specifying the effective date of termination, which date shall not be less than thirty (30) calendar days following the date of Cyprus' notice of termination. Within such thirty (30) calendar day period, Casmyn may elect by written notice to acquire Cyprus' interest in the Property; and if Casmyn so elects, Cyprus and Casmyn in good faith the term.> and conditions of such sale within twenty (20) calendar days following Casmyn's written election to acquire Cyprus' interest in the Property ..If negotiations conclude successfully within such twenty (20) calendar day period, Cyprus shall transfer its interest in the Property to Casmyn and this Agreement shall terminate immediately upon such

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termination. If Casmyn elects not to acquire Cyprus' ' interest in the Property or fails to make any written election within the thirty (30) calendar day period allowed therefore, or if Cyprus and Casmyn fail to successfully conclude negotiation of the terms of sale within the twenty (20) calendar day period allowed therefore, then this Agreement shall terminate, and Cyprus shall be entitled to file a notice of abandonment in accordance with Section 49 of the MMA or otherwise dispose of its interest in the Property. Upon the termination of this Agreement, or Cyprus' abandonment of the License or other disposition of its interest in the Property pursuant to this Section 3. l(e), Cyprus promptly shall quit and vacate the Property and, thereafter, Cyprus shall retain no interest in the Property whatsoever and shall have no further obligation or liability whatsoever to Casmyn.

      3.2 Election to Acquire Interest in Property. (a) Offer to Acquire Interest. Upon Cyprus' expenditure of US$3,000,000.00 on or for the benefit of the Property, Cyprus shall offer to Casmyn an undivided fifteen percent (15%) interest in the Property for consideration in the amount of US$10.00. Casmyn shall have a period not to exceed thirty (30) calendar days within which to elect whether to accept or reject such undivided interest.

            (b) Election to Acquire Interest. If Casmyn elects to accept an undivided fifteen percent (15%) interest in the Property within the thirty (30) calendar day period allowed therefore, then the parties shall arrange a Closing pursuant to Section 3.2(d). At the Closing, Casmyn shall be entitled to receive an undivided fifteen percent (15%) interest in the Property and, subject to Cyprus' ability to convey the Property in accordance with applicable laws, Casmyn shall hold the same until Closing in trust for the parties pursuant to this Agreement.

            (c) Election Not to Acquire Interest. If Casmyn elects in writing to reject an undivided fifteen percent (15%) interest in the Property or fails to make any written election within the thirty (30) calendar day period allowed therefore then: (i) this Agreement shall terminate; (ii) Casmyn shall retain no interest in the Property whatsoever; and (iii) Cyprus shall have no further obligation or liability whatsoever to Casmyn.

            (d) Closing. Closing for Casmyn's acquisition of an undivided fifteen percent (15%) interest in the Property (the "Closing") shall occur between thirty (30) and ninety (90) calendar days following Casmyn' s election to accept such undivided interest pursuant to Section 3 .2(b) of this Agreement. The Closing shall be in Lusaka, Zambia at such reasonable date,

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time and place agreed to by the parties; provided; however, that if the parties do not so agree within fifteen (15) calendar days following Casmyn's notice to Cyprus of its intention to accept the undivided fifteen percent (15%) interest in the Property, then the date, time, and place in Zambia shall be reasonably designated by Cyprus.

            (e) Joint Venture. (i) At the Closing as set forth in Section 3.2(d) above, the parties shall enter into a contractual joint venture (or form a joint venture company) to carry out further exploration, and, if warranted, development and mining of the lands included in the Property. Although this Agreement contemplates a contractual joint venture, if Cyprus and Casmyn, upon the advice of legal counsel, shall reasonably determine that an alternative structure is necessary or desirable to comply with Zambian law, the parties shall vend their interests or transfer such prospecting licenses, mining licenses, surface title deeds or other interests respecting the Property into a company, corporation or other legal entity for debt and/or equity, or organize a corporation or other legal entity to hold all or any part of the Property or other assets related to the Property. In that event, they shall do so through shareholder agreements, voting trusts, and/or other founding documents, and/or other agreements providing for governance, management and economic or financial effect on the parties, including without limitation the provisions regarding cash calls for contributions and dilution of interest, in a manner substantially identical to that of the contractual joint venture contemplated in this Agreement. Such agreement, regardless of form, shall be referred to herein as the "Venture Agreement. "

                  (ii) The terms of the joint venture shall include, in addition to such other terms customarily included in mining joint venture agreements in Zambia, the terms set forth in the "Heads of Joint Venture Agreement" attached hereto as Exhibit B. At any time after one year following the Effective Date (but prior to the time Cyprus has expended a total of US$3,000,000.00 on or for the benefit of the Property), Cyprus shall propose to Casmyn a detailed Venture Agreement (or other appropriate founding document) to govern the parties' activities pursuant to the joint venture ( or other appropriate entity) should Cyprus complete its expenditure of US$3,000,000.00 and should Casmyn elect to accept an undivided fifteen percent (15%) interest in the Property. The parties shall, within 120 days following receipt by Casmyn of the proposed detailed Venture Agreement, negotiate the final Venture Agreement consistent with this Agreement and the Heads of Joint Venture Agreement; provided, however, that if the parties shall fail to negotiate such final Venture Agreement by the time Cyprus shall have expended a total of US$3,000,000.00 on or for the benefit of the Property and Casmyn shall have elected to accept an undivided fifteen percent (15%) interest in the Property, Cyprus shall transfer, subject to
Section 3 .2(b), that interest to Casmyn who shall hold the interest in trust subject

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to this Agreement. To the extent that any term or condition of the Heads of
Joint Venture Agreement would impose substantial tax, financial or economic burdens on either party by virtue of vending the parties' interests into a company, corporation or other legal entity, the parties agree to negotiate in good faith to determine mutually acceptable terms and conditions which eliminate or ameliorate such burden. Upon execution of the Venture Agreement at the Closing contemplated by Section 3.2(d), Owner and Cyprus shall each contribute their respective interests in the Property: Cyprus eighty-five percent (85%) and Casmyn fifteen percent (15%).

                  (iii) From and after execution of the Venture Agreement, the interests of Cyprus and Casmyn in the Property shall be fully participating interests; i.e., for the avoidance of doubt, each party shall at all times contribute to the costs and share in the profits and losses of the joint venture in accordance with their respective participating interests, all as more specifically set forth in the Heads of Joint Venture Agreement and, subsequently, the Venture Agreement. In the event that Casmyn, as a participating interest holder, shall fail to make required contributions pursuant to the Venture Agreement, its participating interest shall be diluted or forfeited in accordance with the Heads of Joint Venture Agreement.

                  (iv) At any time within one (1) calendar year following execution of the Venture Agreement, Casmyn shall have the one-time right to acquire from Cyprus ten percent (10%) out of Cyprus' undivided eighty-five percent (85%) participating interest in the joint venture formed under the Venture Agreement by paying to Cyprus an amount equal to, on a pro rata basis, two-and-one-half times the total expenditures made by Cyprus on the Property since the Effective Date. The following example is given for clarification purposes only, and is set forth without obligation or commitment by either party: If Cyprus expends US$3,000,000.00 on or for the benefit of the Property, and the parties enter into a Venture Agreement on July 1, 2001, then Casmyn may exercise its back-in right by paying to Cyprus, on or before June 30, 2002, the amount of US$3,000,000.00 (or such greater amount as shall reflect Cyprus' actual expenditures until the date of Casmyn's election) x 2.5 x 10/85 = US$882,353.00. Casmyn's undivided interest in the joint venture would increase on the date of payment from fifteen percent (15%) to twenty- five percent (25%), and Cyprus' undivided interest would decrease from eighty-five percent (85%) to seventy-five (75%). This example assumes no dilution of Casmyn's interest under the Venture Agreement prior to the date of its election to back in.


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               ARTICLE IV -CYPRUS' OPERATIONS PRIOR TO CLOSING

      4.1 Conduct of Operations. Cyprus shall have exclusive control of all operations on or for the benefit of the Property and related lands, and of any and all equipment, supplies, machinery, and other assets purchased or otherwise acquired or under its control in connection with such operations. Cyprus may, subject to the constraints of the License and Zambian law, carry out such operations on the lands that are subject to the Property as it may, in its sole discretion, determine to be warranted. The timing, nature, manner and extent of any operation shall be within the sole discretion of Cyprus, and there shall be no implied covenant to begin or continue any such operation. If Cyprus at any time, and from time to time after commencing operations, desires to shut down, suspend or cease exploration, development and evaluation operations for any reason, it shall have the right in its sole discretion to do so.

      4.2 Maintenance of the Property; Fees and Taxes. Prior to Closing, Cyprus shall take such steps as may be necessary or prudent to maintain the Property in good standing, including complying with obligations imposed by the laws of Zambia, payment when due of any fees, taxes, and assessments assessed and levied against the Property, and all other lawful inspection fees, taxes and assessments. Notwithstanding the foregoing, Cyprus shall have the right to contest the validity or amount of any taxes or assessments levied or assessed upon or against Cyprus, or the Property, or to take such other steps or proceedings as it may deem necessary to secure a cancellation, reduction, readjustment, or equalization before Cyprus shall be required to pay the same. Except as provided in this Agreement, Cyprus shall not permit or allow the Property or any part thereof to lapse or expire or to be sold at any time for failure to pay such taxes or failure to pay or perform work necessary to maintain the License in accordance with Zambian law. If either party becomes aware of a dispute or potential action with respect to Property, each shall notify the other in writing providing whatever particulars are available at the time of such notice.

      4.3 Insurance. Cyprus agrees to self insure or to carry such insurance, covering all persons working in or on the lands subject to the Property for Cyprus, as shall fully comply with the requirements of the laws of Zambia pertaining to worker's compensation and occupational disease and disabilities as are now in force or as may be hereafter amended or enacted and as reasonably required to settle any public liability claim arising out of the operations of Cyprus on the land subject to the Property .In addition, Cyprus agrees to self insure or to carry liability insurance with respect to its operations for: (a) comprehensive public liability and property damage with combined limits of Two Million Dollars


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for bodily injury and property damage; (b) automobile insurance with combined limits of Two Million Dollars; and (c) adequate and reasonable insurance against risk of fire and other risks ordinarily insured against in similar operations.

      4.4 Compliance with Laws. All of Cyprus' operations on or related to the Property shall be pursuant to and in compliance with all applicable laws, including without limitation the MMA. Cyprus agrees to perform all of its operations hereunder in compliance with all valid and applicable national or local laws, rules and regulations, including, without limitation, such laws, rules and regulations pertaining to the carrying on of mining operations and social security , workers compensation, unemployment compensation, wages and hours and conditions of labor, reclamation work required to remediate its own disturbance of the lands that are subject to the Property from its operations hereunder, and any and all laws, rules and regulations concerning foreign or domestic Corrupt practices.

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      4.5 Inspection. Casmyn and its authorized agents who are experienced in mining operations, at Casmyn , s sole risk and expense, shall have the right, exercisable during regular business hours, at a mutually convenient time, and in a reasonable manner conforming to Cyprus' safety rules and regulations and so as not to interfere with Cyprus' operations, to go upon the lands that are subject to the Property for the purpose of inspecting its operations. Casmyn shall furnish Cyprus with prior written notice of the time and place of any inspection by Casmyn pursuant to this Section 4.5. Casmyn shall hold Cyprus harmless from all claims for damages, including injury or damage to other persons or property, arising out of any death, personal injury or property damage sustained by Casmyn, its agents or employees, while in or upon the lands that are subject to the Property, whether or not Casmyn, its agents or employees are in or upon such lands pursuant to this Section 4.5, which death, injury or damage does not result from Cyprus' negligence or willful misconduct. If requested by Cyprus, Casmyn, its agents and employees will confirm in writing their waiver of claim against Cyprus.

      4.6 Governmental Permits. Cyprus shall apply, in Cyprus' name, for all necessary permits, licenses and other approvals from the government of Zambia, or local authorities, and Casmyn agrees to support and cooperate fully with Cyprus in any such efforts.

      4. 7 Liens and Encumbrances. Prior to Closing, Cyprus shall keep': the title to the Property free and clear of all liens and encumbrances; provided, however, that Cyprus may refuse to pay any claims asserted against it which it disputes in good faith. At its sole cost and expense, Cyprus may contest any suit, demand or action commenced to enforce such a claim, and, if the suit, demand or action is decided by a court or other authority of ultimate and final jurisdiction against Cyprus or the Property, then Cyprus shall promptly pay the judgment, and shall post any bond and take all other action necessary to prevent any sale or loss of the Property or any part thereof.

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                                ARTICLE - DEFAULT

      5.1 Default. If any party fails in the performance of any obligation under this Agreement (for purposes of this Article V called the "defaulting party"), the other party shall serve upon the defaulting party written notice of default, describing the default with specificity. The defaulting party shall be deemed to be in default: (a) if the defaulting party does not cure any material default with respect to failure to pay sums of money due hereunder within 30 days after receipt of such notice; or (b) if the defaulting party does not cure or commence to cure and thereafter proceed diligently to cure, material defaults other than failure to pay sums of money due hereunder, within sixty (60) days after receipt of notice.

      5.2 Consequences of Default. In the event either party is deemed to be in material default under Section 5.1 above, the non-defaulting party shall have the right to terminate this Agreement pursuant to Sections 7.2 and 7.3 hereof.


                        ARTICLE VI -DISPUTES, ARBITRATION

      6.1 Arbitration. Any and all disputes, controversies and claims between the parties arising out of this Agreement shall be amicably and promptly settled by negotiation and consultation among them. In the event the parties are unable to settle such a dispute, controversy or claim by negotiation and consultation within sixty (60) days, either party may submit the dispute to arbitration in accordance with the terms of this Section 6.1. All arbitrations shall be conducted at such place as may be agreed and, in the absence of agreement, in London under the authority of the International Chamber of Commerce and in accordance with the Rules of Conciliation and Arbitration. All disputes submitted to arbitration shall be arbitrated in English and shall be determined pursuant to the laws of Zambia. All decisions of the panel of arbitrators on any matter submitted for arbitration in accordance with this Agreement shall be final and binding on the parties. Damages for which a party may be liable shall include loss of property, out-of-pocket expenses and third party liability. The types of damages recoverable under this Agreement shall include direct loss of profits of the preceding three (3) months of production prior to the date of the cause of the dispute, and shall not include any patrimonial loss of Casmyn, and shall further exclude the loss of business opportunity or punitive damages or consequential loss. The. parties further acknowledge that monetary damages awarded under this Section 6.1 may not be an adequate remedy for a breach of this Agreement and agree that any party may apply for specific performance and injunctive relief to prevent such a breach.


                          ARTICLE II -TERM; TERMINATION

      7.1 Term of Agreement. Unless sooner terminated by Cyprus in accordance with Section 3.1 (e) above, this Agreement shall remain in effect until Cyprus has expended US$3,000,000.00 on or for the benefit of the Property and either:
(a) Casmyn has accepted its undivided fifteen percent (15%) interest in the Property and a Venture Agreement has been executed by Cyprus and Casmyn at the Closing in accordance with Sections 3 .2(b) and (d) above; or (b) Casmyn has elected to reject a fifteen percent (15%) interest in the Property in accordance with Section 3.2(c) above.

      7.2 Termination by Cyprus. Cyprus may terminate this Agreement at any time upon notice given in accordance with Section 3.1(e) above, whether or not Casmyn then shall be in default of any of its material obligations under this Agreement. Upon such termination, Cyprus shall be entitled to dispose of its interest in the Property as set forth in Section 3.1(e). In the event the conditions precedent set forth in Section 2.4 above have not been satisfied within one hundred and eighty (180) calendar days following execution hereof, Cyprus may terminate this Agreement; provided; however, that Cyprus and Casmyn shall undertake to use their reasonable efforts to procure such satisfaction of the conditions precedent. In the event that this Agreement shall terminate at the Closing upon signature of the Venture Agreement in accordance with Sections 3 .2(b) and (d) above, all rights and interests of the parties in the Property shall be governed by the Venture Agreement. In the event that this Agreement shall terminate because Casmyn rejects an undivided fifteen percent (15%) interest in the Property in accordance with Section 3.2(c) above, then: (i) all rights and interests of Casmyn under this Agreement shall terminate; (ii) Casmyn shall retain no interest in the Property whatsoever; (iii) Casmyn shall execute such documents evidencing its conveyance of its entire interest in the Property to Cyprus as Cyprus reasonably shall request; and (iv) Cyprus shall have no further obligation or liability whatsoever to Casmyn.

      7.3 Termination by Casmyn. Should Cyprus be in default of any of its material obligations under this Agreement, Casmyn may, subject to the notice requirements and Cyprus' right to cure as set forth in Section 5.1, at its election, terminate this Agreement prior to Closing by giving written notice of such intention to Cyprus, and, upon Cyprus' receipt of such notice, this Agreement shall be conclusively deemed terminated. For the avoidance of doubt, however, Cyprus shall retain all of its right, title and interest in


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and to the Property upon any termination of this Agreement in accordance with this Section 7.3.

      7.4 Rights and Duties Following: Termination. Upon termination of this Agreement prior to Closing, Cyprus agrees to reclaim or remediate the Property and the lands included within the Property disturbed by its prospecting and exploration activities under this Agreement if then required to do so by the laws of Zambia. The parties respective indemnity obligations each to the other shall survive termination.


                        ARTICLE VIII -GENERAL PROVISIONS

      8.1 Other Business Opportunities. This Agreement is, and the rights and obligations of the parties are, strictly limited to the Property .Except as expressly provided herein, the parties

      8.2 Confidentiality. For the term of this Agreement, Casmyn and Cyprus agree to treat this Agreement, and the terms and conditions hereof, and all data received or obtained under this Agreement, including reports, records and other information (the "Information") relating to this Agreement, as confidential, and such Information shall not be disclosed to any other person except corporations or business entities which control, are controlled by or are under common control with a party hereto, each without the prior written agreement of the other. In the event that a party is required by any law, rule, regulation, or order of any governmental body or stock exchange to disclose to the public ("Disclosing Party") any Information, the Disclosing party immediately shall notify the other party of such requirement and the terms thereof, together with a copy of such release of Information as may be contemplated, prior to such disclosure save if precluded by rule of law. The other party shall then have the right to approve such disclosure or to request, prior to disclosure, confidential treatment of any of the Information on such terns as it shall, in its sole discretion, determine; provided; however, that the other party will not withhold approvals unreasonably, and provided; further that the other party shall respond to the Disclosing Party as soon as reasonably possible and, in any event, within four (4) business days, in the case of annual or quarterly reports or other routine disclosures made in the ordinary course of business, and within two (2) business days for other required disclosures. The Disclosing Party shall use its best efforts to comply with such request prior to making the required disclosure of Information.

      8.3 Assignabilitv. Either party shall be free to transfer its rights under this Agreement to an affiliate company. Subject to the provisions of Section 3.1(e) above, Cyprus shall have the right to freely transfer all or part of its rights and interests under this Agreement to any third party upon written notice to Casmyn. Casmyn shall have the right to transfer all or part of its interest in this Agreement to a third party, but Casmyn's transfer to a third party shall be subject to a preemptive right in Cyprus. If Casmyn desires to sell or otherwise dispose of its interest in the Property, or if Casmyn receives an offer of purchase for its interest in this Agreement which Casmyn otherwise would accept, Casmyn shall so notify Cyprus in writing. If Cyprus elects in writing to purchase Casmyn' s interest in this Agreement, Cyprus and Casmyn shall have ninety (90) calendar days from the date of Cyprus' election to negotiate in good faith the terms and conditions of Cyprus' purchase. If Cyprus elects not to purchase Casmyn's interest, Casmyn shall have one hundred and eighty (180) calendar days to convey its interest to a third party on terms no less favorable to Casmyn than those offered to Cyprus. Casmyn's failure to complete such conveyance within such time shall require Casmyn to again comply with the terms of the foregoing preemptive right. Transfers permitted under this Paragraph 8.3 shall not be effective unless and until the permitted transferee agrees in writing, in form and substance acceptable to the non-transferring party, to assume all of the transferring party's obligations under the Venture Agreement.

      8.4 Data. Casmyn has or shall make available to Cyprus all technical and other data owned by Casmyn, or to which Casmyn has access, in accordance with
Section 2.2(b) above. Cyprus will provide annual financial and technical reports on its activities concerning the Property. Casmyn will have access to inspect non-interpretive data, studies, reports, and other information at reasonable times. Cyprus will provide Casmyn copies of such data at Casmyn's request without warranty or representation, express or implied, of the accuracy or fitness of the data for any purpose.

      8.5   Currency.   References to "dollars" or "US$" shall mean the
lawful currency of the United States.

      8.6 Laws and Regulations; Severeability; and Force Majeure. This Agreement shall be governed by the laws of Zambia, and shall be subject to all applicable laws and rules and regulations of public bodies exercising jurisdiction over this Agreement or the Property .In the event any provision of this Agreement is, or the operations contemplated hereby are, found to be inconsistent with, or contrary to, any such laws, rules, or regulations, the latter shall be deemed to control; and this Agreement shall be regarded as modified accordingly and, as so modified, shall continue in fun force and effect.

      The obligations of Cyprus and Casmyn respectively under this Agreement shall be suspended, and they shall not be deemed in default or liable for damages or subject to other remedies, while Cyprus or Casmyn respectively is prevented from complying herewith by acts of God, the elements, riots, acts or failures to act on the part of governmental agencies; inability to obtain necessary governmental approvals, licenses or permits, on terms reasonably acceptable to Cyprus or Casmyn respectively; inability to secure materials or to obtain access to the lands that are subject to the Property; strikes; lockouts; damage to, destruction or unavoidable shutdown of, necessary facilities; or any other matters (whether or not similar to those above-mentioned) beyond the affected party's reasonable control, whether or not foreseeable; provided, however, that settlement of strikes or lockouts shall be entirely within such party's discretion; and provided, further, that the affected party shall promptly notify the other party and shall exercise diligence in an effort to remove or overcome the cause of such inability to comply.

      In the event either party shall be prevented from timely performance of its obligations due to failure to obtain or the delay in obtaining necessary governmental approvals, the party so prevented from performance shall provide notice of this fact to the other party whereon the obligation shall be suspended and the time periods for the performance of such obligation shall be extended for a reasonable time, but not less than the time of the delay in obtaining such approvals.

      8.7 Notice. Any notice, election, report or other correspondence required or permitted hereunder shall be in writing and (i) delivered personally; or (ii) sent by registered or certified mail, postage prepaid, return receipt requested; or (iii) sent by reputable overnight courier; or (iv) sent by telegram, facsimile, or cablegram, with all necessary charges fully prepaid, confirmation of delivery requested. All such notices shall be addressed to the party to whom directed as follows:

If to Cyprus:                                   If to Casmyn:

Cyprus Amax Zambia Corporation                  Casmyn Corp.
9100 East Mineral Circle                        P.O. Box 9670
Englewood, Colorado 80112                       Centurion 0046
Attention: Land Department                      Republic of South Africa Fax:
Fax: 303/643-5250                         Attn: Greg Gosson

                                          Fax: (27) -(12) 654-6029

With a copy to:


Cyprus Amax Zambia Corporation                  Casmyn Corp.
9100 East Mineral Circle                        28720 Canwood Street. Suite
207 Englewood, Colorado 80112                         Agoura Hills,
California 91301
Attention: General Counsel                      Attn: Secretary
Fax: 303/643-5181                               Fax: 818/879-6103

      Either party may, from time to time, change its address for future notices hereunder by notice given in accordance with this Section 8.7. Notices, all other documents, and payments shall be complete and deemed to have been given or made when mailed, or upon personal delivery when delivered personally, or when sent by telegram, facsimile, or cablegram.

      8.8 No Implied Covenants. Cyprus and Casmyn understand, and expressly acknowledge and agree, that no implied covenants, warranties or conditions whatsoever shall be read into or implied by this Agreement relating to the exploration, development, prospecting, mining, production, or marketing of minerals, or the time therefore, or to any obligation of Cyprus hereunder, or to the measure of diligence thereof.

      8.9 Entire Agreement. This Agreement contains all of the representations and agreements between the parties with respect to the Property and the subject matter hereof, and it supersedes any and all of the discussions, negotiations, proposals, counterproposals, and correspondence of the parties relating hereto. No modification or waiver of the terms and conditions of this Agreement shall be binding upon either party unless in writing, dated subsequent to the Effective Date of this Agreement, and executed by an authorized representative of each party. No waiver by any party of a breach of any of the provisions of this Agreement shall be construed as a waiver of any subsequent breach, whether of the same or a different character.

      8.10 Relationship of Parties. The relationship of the parties hereto is contractual only. Cyprus and Casmyn each may own, and may hereafter acquire, substantial interests in lands and minerals and contemplate undertaking development and mining operations in the vicinity of the .lands that are subject to the Property. Except as specifically provided herein, nothing contained in this Agreement shall give either Cyprus or Casmyn any interest in such lands, minerals or operations acquired by the other

      8.11 Further Assurances. The parties hereto agree that they will execute such instruments and take suck actions as may be reasonably necessary or required to carry out and effectuate any and all of the provisions of this Agreement. Specifically, in the event either Cyprus or Casmyn shall transfer all or any part of its interest in this Agreement or Property to a branch or affiliate, whether organized under the laws of Zambia or otherwise, each of

Cyprus or Casmyn shall provide the other such consents, approvals or actions as it might reasonable request to facilitate such transfer.

      8.12  Binding Effect.   This Agreement shall be binding upon, and shall
inure to the benefit of the parties hereto, their successors and permitted assigns.

      8.13 Legal and Professional Services. Cyprus and Casmyn have each engaged their own legal, financial and other advisers in connections with the negotiation of this Agreement. Each party agrees to bear its own fees and expenses incurred in connection with such professional services.

      IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement the day and year first written above.


CYPRUS AMAX ZAMBIA                        CASMYN CORP.


CORPORATION


By: /s/ David Watkins                  By: /s/ Robert Weingarten
   ---------------------                     --------------------------
Name: David Watkins                       Name: Robert Weingarten
Title:  President                         Title: Chief Financial Officer

                                    EXHIBIT A

                                       TO

                              EXPLORATION AGREEMENT

                                     BETWEEN

                         CYPRUS AMAX ZAMBIA CORPORATION

                                       AND

                                 CASMYN CORP.



                                  THE PROPERTY







                                     PART I





                      THE LUSWISHI DOME PROSPECTING LICENSE





                      (Zambian Prospecting License No.___)

                                    EXHIBIT A

                                       TO

                              EXPLORATION AGREEMENT

                                     BETWEEN

                         CYPRUS AMAX ZAMBIA CORPORATION

                                       AND

                                 CASMYN CORP.



                                  THE PROPERTY







                                     PART II


                                       MAP

                                    EXHIBIT B
                                       TO
                              EXPLORATION AGREEMENT
                                     BETWEEN
                         CYPRUS AMAX ZAMBIA CORPORATION
                                       AND
                                 CASMYN CORP.

                        HEADS OF JOINT VENTURE AGREEMENT

1.    Parties:    CYPRUS AMAX ZAMBIA CORPORATION ("Cyprus")

                  CASMYN CORP. "CASMYN")

2. Property: The Property is hereby defined and comprised of all of Cyprus' right, title and interest in and to that certain Zambian Prospecting License anticipated to be granted to Cyprus situated in or near the Copper Belt province in Zambia, known as the Luswishi Dome Project, as more particularly described by coordinates and blacked out in the map attached as Part n of Exhibit A to the Agreement to which this Exhibit B is attached, together with any rights, privileges, and easements thereto incident or appurtenant, any interest in the Property hereinafter acquired and any exploration, mining, water and surface rights thereto incident.

3. Interests: The parties initial participating interests shall be as follows: CASMYN's initial participating interest will be 15%; Cyprus' initial participating interest will be 85%.

4. Initial Contributions: As their Initial Contributions, the parties will contribute their respective individual undivided interests in the Property .On the date of the Venture Agreement, the value of the parties' respective contributions shall be deemed to be the following: (a) CASMYN's Initial Contribution shall be deemed to equal US$4,000,000.00; and (b) Cyprus' initial contribution shall be derived from the following formula:

      Ccyp  =      Ccas
                   ------  - Ccas
                   Pcas

Where:

Ccas  =     CASMYN's deemed Initial Contribution

Ccyp  =     Cyprus' deemed Initial Contribution

Pcas        =     CASMYN's initial participating interest expressed as a
decimal (0.15)


      The forgoing deemed Initial Contributions shall be utilized only for the purpose of calculating dilution pursuant to Paragraph 6 below, and not for the purpose of determining the parties' respective capital accounts or basis for accounting or tax purposes.

5. Additional Contributions/Profits and Losses: From and after execution of the Venture Agreement, the parties will contribute to the costs and share in the profits and losses of the joint venture in accordance with their respective interests.

6. Dilution: Forfeiture: If any party shall elect not to contribute to costs as required by an approved program and budget, that party's participating interest will be reduced by dilution. For purposes of any such dilution calculation, the cumulative contributions of Cyprus shall be an amount equal to the sum of the following amounts: (i) Cyprus' deemed Initial Contribution as provided in Paragraph 4 above, and (ii) all additional equity contributions by Cyprus to the joint venture after the effective date of the Venture Agreement. For purposes of such dilution calculation, the cumulative contributions of CASMYN shall be an amount equal to the sum of the following amounts: (iii) CASMYN's deemed Initial Contribution as provided in Paragraph 4 above, and (iv) all additional equity contributions by CASMYN to the joint venture after the effective date of the Venture Agreement. The participating interest of the party whose participating interest is to be reduced shall be recalculated by dividing the cumulative contributions of such party by the sum of the cumulative contributions of both parties, and then multiplying the result by one hundred.

      If either party's participating interest is reduced by dilution, sale or transfer to less than five percent (5%), the joint venture shall terminate and that party's participating interest shall be immediately forfeited, in each case as of the effective date of such dilution, and such party shall have no further rights or interests in the Property, the joint venture, or any profits from the joint venture.

      If either party shall elect to participate in an approved program and budget, but subsequently shall fail to make its required contribution thereto within thirty (30) days following the cash call made in respect thereof, the defaulting party shall be immediately notified by the other party of its failure to pay such cash call. The defaulting party shall then have fourteen (14) days from the notice of default to cure its default or the joint venture shall terminate and the defaulting party's participating interest shall be immediately forfeited, in each case as of the date of such default, and the defaulting party shall have no further rights or interests in the Property, the joint venture, or any profits of the joint venture.

7. Management Committee: The joint venture will be managed by a Management Committee comprised of representatives of each party. Decisions will be by majority vote, and each parties' representatives will have votes equal to its respective interest in the joint venture. The Management Committee will appoint a Manager, and at all times the Manager will be Cyprus. In the case of a tie vote, the Manager will have the tie-breaking vote.


8. Transfer: Assignment: Preemptive Right. Either party shall be free to transfer its rights under the Venture Agreement to an affiliate company. Cyprus shall have the right to freely transfer all or part of its rights and interests under the Venture Agreement to any third party upon written notice to CASMYN .CASMYN shall have the right to transfer all or part of its interest in the Venture Agreement to a third party, but CASMYN's transfer to a third party shall be subject to a preemptive right in Cyprus. If CASMYN desires to sell or otherwise dispose of its interest in the Property, or if CASMYN receives an offer of purchase for its interest in the Venture Agreement which CASMYN otherwise would accept, CASMYN shall so notify Cyprus in writing. If Cyprus elects in writing to purchase CASMYN's interest in the Venture Agreement, Cyprus and CASMYN shall have ninety (90) calendar days from the date of Cyprus' election to negotiate in good faith the terms and conditions of Cyprus' purchase. If Cyprus elects not to purchase CASMYN's interest, CASMYN shall have one hundred and eighty (180) calendar days to convey its interest to a third party on terms no less favorable to CASMYN than those offered to Cyprus. CASMYN's failure to complete such conveyance within such time shall require CASMYN to again comply with the terms of the foregoing preemptive right. Transfers permitted under this Paragraph 8 shall not be effective unless and until the permitted transferee agrees in writing, in form and substance acceptable to the non- transferring party, to assume all of the transferring party's obligations under the Venture Agreement.

9. Further Assurances: The parties agree that they will execute such instruments and take such other actions as may be reasonably necessary or required to carry out and effectuate any and all of the provisions of this Heads of Joint Venture Agreement. Specifically, in the event either Cyprus or CASMYN shall transfer all or any part of its interest in this Heads of Joint Venture Agreement, the Venture Agreement, or the Property to a branch or affiliate, whether organized under the laws of Zambia or otherwise, each of Cyprus or CASMYN shall provide such consents, approvals or other actions as it might reasonably request to accomplish such transfer.

10. Structure: This Heads of Joint Venture Agreement contemplates a contractual joint venture, not a general partnership, joint stock company, corporation, or other corporate or limited liability entity. In the event the parties elect to vend their interests into a company, corporation or other legal entity for debt and/or equity, or in the event they organize such an alternative entity to hold all or any part of the Property or other assets of the joint venture, they shall do so through shareholder agreements, voting trusts, and/or other founding documents, and/or other agreements providing for governance, management and economic or financial effect on the parties, including without limitation the provisions regarding contributions and dilution of interest, in a manner substantially identical to that of the contractual joint venture contemplated in this Heads of Joint Venture Agreement. However, to the extent that any term or condition set forth in this Heads of Joint Venture Agreement would impose substantial tax, financial or economic burdens on either party by virtue of vending the parties' interests into an alternative corporate entity, the parties agree to negotiate in good faith mutually acceptable terms and conditions which eliminate or substantially ameliorate such burden.

11. Other Terms: The Venture Agreement may include such other term as may usually be included in mining joint venture agreements.